EXHIBIT 99.1

CIRCOR Announces CFO Transition

Reaffirms Outlook for Fourth Quarter 2019

BURLINGTON, Mass.-- February 6, 2020 -- CIRCOR International, Inc. (NYSE: CIR), a leading provider of severe service flow control solutions and other highly engineered products for markets including industrial, aerospace, defense, and energy, today announced that Chadi Chahine, Senior Vice President and Chief Financial Officer, plans to step down from CIRCOR effective March 2, 2020, in order to manage a family health matter. The Company has initiated a search process to identify a permanent CFO and has retained an executive search firm to assist with the process.

“On behalf of the Board of Directors and everyone at CIRCOR, I want to thank Chadi for his financial leadership and contributions to CIRCOR and for his willingness to continue through the 2019 year-end close to help ensure a seamless transition,” said Scott Buckhout, President & Chief Executive Officer of CIRCOR International. “We wish him and his family all the best.”

Mr. Chahine said, “It has been a privilege to work alongside the talented and dedicated team at CIRCOR and I appreciate the team’s understanding of my personal decision to step away. I have great confidence in CIRCOR’s path forward and with the strong finance team we have in place, I am confident this will be a smooth transition.”

Financial Outlook

CIRCOR today reaffirmed its financial outlook for the fourth quarter 2019. CIRCOR continues to expect revenues to be in the range of $235 million to $248 million, and GAAP earnings per share from continuing operations in the range of $0.03 to $0.19, which reflects acquisition-related amortization expense of $(0.49), and other special and restructuring charges of $(0.24) to $(0.20). Excluding the impact of amortization and special and restructuring (charges) gains, adjusted EPS is expected to be in the range of $0.76 to $0.88 per share. The revenue and adjusted EPS exclude the results from the Company’s Distributed Valves business, which will continue to be reported as discontinued operations until a sale is completed.

Use of Non-GAAP Financial Measures

Adjusted earnings per share (diluted) is a non-GAAP financial measure. This non-GAAP financial measure is used by management in our financial and operating decision making because we believe it reflects our ongoing business and facilitates period-to-period comparisons. We believe this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating CIRCOR’s current operating performance and future prospects in the same manner as management does, if they so choose. This non-GAAP financial measure also allows investors and others to compare CIRCOR’s current financial results with CIRCOR’s past financial results in a consistent manner.

For example:

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We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

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We exclude certain acquisition-related costs, including significant transaction costs and amortization of inventory and fixed-asset step-ups and the related tax effects. We exclude these costs because we do not believe they are indicative of our normal operating costs.

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We exclude the expense and tax effects associated with the non-cash amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives up to 25 years. Exclusion of the non-cash amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

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We also exclude certain gains/losses and related tax effects, which are either isolated or cannot be expected to occur again with any predictability, and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business, significant litigation-related matters and lump-sum pension plan settlements.

•	We exclude the results of discontinued operations.

CIRCOR’s management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring the Company’s operating performance and comparing such performance to that of prior periods and to the performance of our competitors. We use such measure when publicly providing our business outlook, assessing future earnings potential, evaluating potential acquisitions and dispositions and in our financial and operating decision-making process, including for compensation purposes.

Investors should recognize that this non-GAAP measure might not be comparable to similarly titled measures of other companies. This measure should be considered in addition and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with accounting principles generally accepted in the United States.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR's fourth-quarter 2019 guidance. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. Important factors that could cause actual results to vary from expectations include, but are not limited to: our ability to respond to competitive developments and to grow our business, both domestically and internationally; changes in the cost, quality or supply of raw materials; our ability to comply with our debt obligations; our ability to successfully implement our acquisition, divestiture or restructuring strategies, including our integration of the Fluid Handling business; changes in industry standards, trade policies or government regulations, both in the United States and internationally; our ability to operate our manufacturing facilities at current or higher levels and respond to increases in manufacturing costs; and any actions of stockholders or others in response to expiration of the recent unsolicited tender offer and the cost and disruption of responding to those actions. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT CIRCOR INTERNATIONAL, INC.

CIRCOR International, Inc. designs, manufactures and markets highly engineered products and sub-systems for markets including Industrial, Aerospace & Defense and Energy. CIRCOR has a diversified product portfolio with recognized, market-leading brands that fulfill its customers’ unique application needs. For more information, visit the Company’s investor relations website at http://investors.circor.com, where we routinely post information that may be important to investors.

CIRCOR International, Inc.
David F. Mullen, Senior Vice President
(781) 270-1200
CIR@investorrelations.com